Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-52619), of Capital Trust, Inc. and Subsidiaries (f/k/a California Real Estate Investment Trust) of our report, dated February 14, 1998, in the proxy statement/prospectus to be filed as part of Amendment No. 3 to the Registration Statement, with respect to the consolidated balance sheet of Capital Trust and Subsidiaries (f/k/a California
Real Estate Investment Trust) as of December 31, 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1996 and 1995. We also consent to the reference of our firm under the caption "Experts."




                                                  /s/ PricewaterhouseCoopers LLP


San Francisco, California
December 14, 1998




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